QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

NITROMED, INC. 45 HAYDEN AVE SUITE 3000 LEXINGTON, MA 02421 t. 781.266.4000 f. 781.274.8080 www.nitromed.com

NitroMed Announces Agreement to Sell BiDil® Drug Business to JHP Pharmaceuticals, LLC
—NTMD Reports Financial Results for Third Fiscal Quarter 2008—

—Conference Call and Webcast to be Held Today at 10:00 AM ET—

        LEXINGTON, MA—(October 23, 2008)—NitroMed, Inc. (NASDAQ:NTMD) today announced that JHP Pharmaceuticals, LLC, a privately held specialty pharmaceutical company, has agreed to acquire substantially all of the assets related to NitroMed's BiDil® drug business. The purchase and sale agreement between the companies provides that NitroMed will receive consideration of $24.5 million in cash, subject to an accounts receivable adjustment, plus up to an additional $1.8 million for closing date inventory. JHP will assume all but specified liabilities related to the transferred assets. BiDil (isosorbide dinitrate/hydralazine hydrochloride) is an orally-administered medicine approved in the United States for the treatment of heart failure in self-identified black patients as an adjunct to current standard therapies.

Closing Conditions and Stockholder Approval

        The asset sale transaction is subject to specified closing conditions, including: that NitroMed's stockholders approve the transaction; that regulatory and other consents are obtained from third parties; and other customary closing conditions. The obligation of JHP to complete the transaction is also subject to the absence of changes or circumstances that are materially adverse to the business, financial condition or results of operations of the BiDil drug business as a whole or that materially impair the ability of NitroMed to complete the transaction. NitroMed's obligation to complete the asset sale is subject to the absence of a material adverse effect on the ability of JHP to complete the purchase of the assets.

        NitroMed and JHP currently expect to complete the transaction in early 2009.

        The transaction must be approved by a majority of the holders of NitroMed's outstanding common stock. To that end, and as described further below, NitroMed expects to hold a special meeting of stockholders and in connection therewith to mail to its stockholders a proxy statement that will provide additional information concerning the transaction.

        Certain funds affiliated with HealthCare Ventures LLC, Rho Ventures and Invus Public Equities, L.P., together owning or controlling an aggregate of approximately 28% of NitroMed's common stock, have agreed with JHP to vote their shares in favor of the transaction.

        "We're pleased to have signed a deal to sell the BiDil drug business with a well-positioned firm like JHP Pharmaceuticals. As previously announced, Cowen and Company acted and continues to serve as our exclusive financial advisor and we believe that this deal represents an important step in maximizing shareholder value. NitroMed's activities after the transaction will continue to be focused on seeking to maximize shareholder value by combining, through one or more strategic transactions, with companies that have significant unrealized value or growth potential," said Kenneth M. Bate, NitroMed's President, Chief Executive Officer and interim Chief Financial Officer.

        NitroMed's strategic alternatives may also involve the divestiture of some or all of its business. If the company is unable to successfully consummate one or more of such strategic alternatives, it may be required to cease its operations.

Important Additional Information about the Asset Sale will be filed with the SEC

        NitroMed plans to file with the U.S. Securities and Exchange Commission (SEC) and mail to its stockholders a proxy statement in connection with the transaction. The proxy statement will contain important information about NitroMed and related matters. Investors and security holders are urged to read the proxy statement carefully when it is available.

        Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by NitroMed through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement from NitroMed by contacting NitroMed, Inc., Attn: Secretary, 45 Hayden Avenue, Suite 3000, Lexington, MA 02421.

        NitroMed, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transaction contemplated by the asset sale agreement. Information regarding NitroMed's directors and executive officers is contained in NitroMed's Annual Report on Form 10-K for the year ended December 31, 2007 and its proxy statement dated April 16, 2008, which are filed with the SEC. As of September 30, 2008, NitroMed's directors and executive officers beneficially owned approximately 30,927,803 shares, or approximately 33%, of NitroMed's common stock.

Financial Results for Third Fiscal Quarter 2008

        NitroMed also reported today its financial results for the three quarter and nine months ended September 30, 2008.

        Total revenues for the three months ended September 30, 2008 were $4.0 million, compared to $3.8 million for the same period in 2007, an increase of $0.2 million, or 6%. For the nine months ended September 30, 2008, total revenues were $11.8 million, compared to $11.0 million for the same period in 2007, an increase of $0.8 million, or 7%. Sales of BiDil accounted for all revenues during both periods.

        Total operating expenses for the three months ended September 30, 2008, excluding cost of product sales, were $3.0 million, compared to $11.9 million for the same period in 2007, a decrease of $8.9 million, or 75%. For the nine months ended September 30, 2008, total operating expenses, excluding cost of product sales, were $13.8 million, compared to $34.5 million for the same period in 2007, a decrease of $20.7 million, or 60%. The decrease in operating expenses for both periods is primarily due to the company's January 2008 restructuring.

        The company's net loss for the quarter ended September 30, 2008 was $0.4 million, or $0.01 per common share, compared to a net loss of $8.4 million, or $0.18 per common share, for the same period in 2007. For the nine months ended September 30, 2008, the company's net loss was $4.6 million, or $0.10 per common share, compared to a net loss of $24.7 million, or $0.60 per common share, for the same period in 2007.

        At September 30, 2008, the company had cash, cash equivalents and short-term marketable securities totaling $17.8 million, which excludes $1.6 million of securities classified as long-term marketable securities.

        "These quarterly results continue to reflect generally steady BiDil sales although active promotional efforts related to BiDil were discontinued at the beginning of the year. During the third quarter, we again carefully managed expenses following our January 2008 restructuring," Mr. Bate said. "For the year ending December 31, 2008, we expect to incur approximately $14 to $16 million in operating expenses, including share-based compensation expense related to SFAS 123R but excluding cost of product sales and charges related to our January 2008 restructuring."

Webcast and Conference Call

        NitroMed will host a webcast and conference call, including an open question and answer session today, October 23, 2008, at 10:00 AM ET to discuss the planned sale of the BiDil drug business and the company's third and year to date quarter 2008 financial results, progress and strategies. Callers may access the conference call as follows:

        Domestic callers: 800-260-8140.

        International callers: 617-614-3672.

        Participant passcode: 39918731. The call may also be accessed by webcast at www.nitromed.com.

        An audio replay of the conference call will be available two hours after the call and through November 23, 2008. The replay can be accessed by dialing 888-286-8010. International callers should dial 617-801-6888. The replay passcode for all callers is 43040680. The webcast will also be archived on the company's website until November 23, 2008.

About JHP Pharmaceuticals, LLC

        JHP, headquartered in New Jersey, is a specialty pharmaceutical company which manufactures and sells pharmaceutical products, primarily aseptic injectable products into the hospital segment, and provides contract manufacturing of sterile products for innovator pharmaceutical companies. JHP markets 14 branded pharmaceutical products through its national sales and marketing infrastructure and contract manufactures pharmaceutical products for large proprietary pharmaceutical companies. JHP employs more than 350 staff in the USA in its manufacturing, sales & marketing and corporate areas. In August, JHP announced the acquisition of US and Canadian rights for Dantrium® (dantrolene sodium) from Procter & Gamble. JHP is a private company wholly owned by JHP Holdings, LLC.

About NitroMed, Inc.

        NitroMed of Lexington, Massachusetts is the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients. In this population, BiDil is indicated as an adjunct to current standard therapies such as angiotensin converting enzyme (ACE) inhibitors and beta blockers. There is little experience in patients with New York Heart Association Class IV heart failure. BiDil was approved by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the company's landmark A-HeFT (African American Heart Failure Trial) clinical trial. For full prescribing information, visit: www.BiDil.com.

Cautionary Statement Regarding Forward-Looking Information

        Statements in this press release regarding the proposed transaction between NitroMed and JHP, including without limitation the expected timetable for completing the transaction and the aggregate purchase price; the company's ability to enter into one or more other strategic transactions that may maximize shareholder value; the company's estimates regarding operating expenses for the fiscal year; and any other statements about NitroMed's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "could," "anticipates," "expects," "estimates," "plans," "should," "target," "will," "would" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including risks relating to: the ability of each of NitroMed and JHP to satisfy the closing conditions and consummate the transaction, including the approval of the transaction by NitroMed's stockholders; NitroMed's ability to maintain regulatory approvals to market and sell BiDil pending the closing of the transaction; NitroMed's ability to maintain and enforce patent and other intellectual property protection for BiDil pending the closing of the transaction, and also with respect to its nitric oxide enhancing technologies; NitroMed's ability to successfully enter into additional transactions, including the sale of its nitric oxide enhancing technologies and/or a merger of the company with a third party, on favorable terms, if at all; and the other factors described in NitroMed's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed with the SEC, and other filings that NitroMed makes with the SEC from time to time. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, NitroMed's actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

        In addition, the statements in this press release reflect NitroMed's expectations and beliefs as of the date of this release. NitroMed anticipates that subsequent events and developments will cause its expectations and beliefs to change. However, while NitroMed may elect to update these forward-looking statements publicly at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise. NitroMed's forward-looking statements do not reflect the potential impact of any future dispositions or strategic transactions it may undertake. These forward-looking statements should not be relied upon as representing NitroMed's views as of any date after the date of this release.

Contact:

Jane A. Kramer
Office: 781.266.4220
Mobile: 781.640.8499

# # #

—Financial Tables Follow—

NITROMED, INC.

SELECTED FINANCIAL INFORMATION
(in thousands, except per share amounts)

CONDENSED BALANCE SHEETS
As of September 30, 2008 and December 31, 2007
(Unaudited)

	September 30, 2008	December 31, 2007
ASSETS
Cash and marketable securities	$17,823	$31,400
Accounts receivable, net	1,979	1,929
Inventories	1,230	1,401
Other assets	1,860	837

Total assets	$22,892	$35,567

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$3,868	$13,342
Stockholders' equity	19,024	22,225

Total liabilities and stockholders' equity	$22,892	$35,567

CONDENSED STATEMENTS OF OPERATIONS
For the three and nine months ended September 30, 2008 and 2007
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Product sales	$4,003	$3,759	$11,767	$11,042
Cost and operating expenses:
Cost of product sales	1,429	560	2,943	2,151
Research and development	482	3,807	2,622	9,745
Sales, general and administrative	2,534	8,127	8,438	23,709
Restructuring charge	(17)	—	2,708	1,004

Total cost and operating expenses	4,428	12,494	16,711	36,609

Net loss from operations	(425)	(8,735)	(4,944)	(25,567)

Non-operating income, net	35	381	352	863

Net loss	$(390)	$(8,354)	$(4,592)	$(24,704)

Basic and diluted net loss per common share	$(0.01)	$(0.18)	$(0.10)	$(0.60)

Shares used in computing basic and diluted net loss per common share	46,042	45,180	45,954	40,877

QuickLinks

  Exhibit 99.1